SCHEDULE 14C
                                 (RULE 14C-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:

[  X ] Preliminary Information Statement
[    ] Confidential, For Use of the Commission
         Only (as permitted by Rule 14c-5(d)(2))
[    ] Definitive Information Statement


                             INVVISION CAPITAL, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]  No fee required.
[   ]  Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.


(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(20 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount Previously Paid:

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(2)      Form, Schedule or Registration Statement No.:

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(3)      Filing Party:

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(4)      Date Filed:

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
                            INVVISION CAPITAL, INC.
                        2100 VALLEY VIEW LANE, SUITE 100
                               DALLAS, TEXAS 75234

                              INFORMATION STATEMENT

                     **WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY**

INTRODUCTION

     This Information Statement is being furnished to the stockholders of record of Invvision Capital, Inc. (the "Company") as of November 19, 2003, in connection with the proposed adoption of Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") by the written consent of the holders of a majority in interest of the Company's voting capital stock consisting of the Company's outstanding Common Stock, $0.001 par value (the "Common Stock"). On November 20, 2003, the Company's Board of Directors approved and recommended that the Articles of Incorporation be amended and restated in order to:

o    reflect current developments in Nevada law;

o    to provide for the exculpation of directors;

o    to address interested party transactions; and

o to increase the number of authorized shares of Common Stock and preferred stock, $0.001 par value (the "Preferred Stock").

The Amended and Restated Articles were approved by the written consent of the stockholders owning a majority of the outstanding Common Stock on November 26, 2003, and the Amended and Restated Articles were filed and accepted by the Nevada Secretary of State on December ___, 2003, with a delaying provision that it will not become effective until January 31, 2004.

     The elimination of the need for a special meeting of stockholders to approve the Amended and Restated Certificate is made possible by Section 78.320 of the Nevada Revised Statutes (the "NRS"), which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to
Section 78.320 of the NRS, a majority of the outstanding shares of voting stock entitled to vote thereon is required in order to amend the Company's Articles of Incorporation. In order to eliminate the costs and time involved in holding a special meeting and in order to effect the Amended and Restated Articles as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the voting stock of the Company. On November 19, 2003, there were 8,440,040 outstanding shares of Common Stock and approximately 218 holders of record of Common Stock. The approval of the Amended and Restated Articles requires the written consent of the holders of a majority of the outstanding shares of Common Stock, and each share of Common Stock was entitled to one vote with respect to the approval of the Amended and Restated Articles. By written consent in lieu of a meeting, holders of 4,331,075 shares of our Common Stock, representing approximately 51.31% of our outstanding voting power, have approved the listed corporate actions.

     Under applicable federal securities laws, the Amended and Restated Articles cannot be effected until at least 20 calendar days after this information statement is sent or given to the stockholders of the Company. The approximate date on which this information statement is first being sent or given to stockholders is December ____, 2003.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

     In November 2003, the Board of Directors approved, subject to the approval of the Company's stockholders, the Amended and Restated Articles, which amends certain provisions of the Articles of Incorporation to reflect current developments in the law, to provide for the exculpation of directors, to address interested party transactions, and to increase the Company's authorized capital from 50,000,000 million shares of Common Stock and 15,000,000 shares of Preferred Stock to 300,000,000 shares of Common Stock and 35,000,000 shares of Preferred Stock. In November 2003, stockholders owning a majority of the outstanding Common Stock approved the Amended and Restated Articles. The Company wishes to restate the Articles of Incorporation so that all amendments to date will be contained in one document. A copy of the Amended and Restated Articles is attached to this document as Exhibit A.

Current Use of Shares

     As of November 19, 2003, 8,440,040 shares of Common Stock were issued and outstanding and 2,000,000 shares of Common Stock were subject to outstanding warrants and reserved for future issuance. As a result, the Company has approximately 39,559,960 authorized but unissued shares of Common Stock available for future issuance. As of November 19, 2003, the Company also had authorized 15,000,000 shares of Preferred Stock, none of which were outstanding.

Rights of Additional Stock

     The additional Common Stock to be authorized by the Restated and Amended Articles will have rights identical to currently outstanding Common Stock. The Restated and Amended Articles will not affect the rights of the holders of currently outstanding Common Stock, except for effects identical to increasing the number of shares of Common Stock outstanding upon any issuance of these additional shares.

     In connection with the Restated and Amended Articles, the Board of Directors may issue the Preferred Stock in one or more series with such voting powers, designations, and preferences as the Board of Directors may determine.

Effect of the Amended and Restated Articles

     After the Amended and Restated Articles become effective, the increased number of authorized shares of Common Stock and Preferred Stock will be available for issuance, from time to time, for such purposes and consideration and on such terms as the Board may approve, and no further vote of the Company's stockholders will be sought except as required by applicable law and, when and if the Company's Common Stock is quoted on the Nasdaq National Market System or Small Cap Market, the regulations thereof.

     The existence of additional authorized shares of Common Stock and Preferred Stock could have the effect of rendering it more difficult or discouraging hostile takeover attempts. The Board of Directors is not aware of any existing or planned effort to accumulate material amounts of the Company's Common Stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management, or otherwise, or to change the Company's management. Nor is the Board of Directors aware of any person having made any offer to acquire the Company's Common Stock or assets.

Reason for the Amended and Restated Articles

     The increase in authorized Common Stock to be effected by the Amended and Restated Articles is necessary to enable the Company to (i) complete its previously announced acquisition of Restoration Group America 2003, Inc., a Texas corporation, (ii) complete its current private offering of up to 15,000,000 shares of Common Stock and (iii) to complete any future private placement or public offering of the Common Stock.

     Furthermore, the Board of Directors believes that the limited number of currently authorized but unissued shares of Common Stock and Preferred Stock unduly restricts the Company's ability to respond to business needs and opportunities that may arise in the future. The Amended and Restated Articles will afford the Company added flexibility by increasing the number of authorized but unissued shares of Common Stock, as well as Preferred Stock, for financing requirements, stock splits or other corporate purposes.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of November 19, 2003, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.


                                             Shares Beneficially Owned (1,2)
Name of Beneficial Owner                         Number        Percent
------------------------                         ------        -------

Rea Capital Corporation
4751 West Park Boulevard
Suite 106-422
Plano, Texas 75903                             4,000,000         47.4%

Mentors Group, Inc. (3)
c/o EMJ Data Systems, Ltd.
P.O. Box 1012
Guelph, Ontario N1H 6N1, Canada                2,096,550         24.8%

Edward P. Rea, (4)
Chairman of the Board                          4,026,000         47.7%

John Edward Rea,
Chief Executive Officer
and Director                                       -0-            -0-%

Directors and executive (5)
officers as a group (2 persons)                4,026,000         47.7%

--------------

1. The rules of the SEC provide that, for the purposes hereof, a person is considered the "beneficial owner" of shares with respect to which the person, directly or indirectly, has or shares the voting or investment power, irrespective of his economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to community property laws.
2. Based on 8,440,040 shares outstanding on November 19, 2003. Shares of Common Stock subject to warrants that are exercisable within 60 days of November 19, 2003, are deemed beneficially owned by the person holding such warrant for the purposes of calculating the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. All common shares held by the Officers and Directors listed above are "restricted securities" and as such are subject to limitations on resale. The shares held by the officers and directors may be sold pursuant to Rule 144 under certain circumstances.
3 Includes 2,000,000 shares of Common Stock issuable upon the exercise of a warrant.
4 Includes 4,000,000 shares held by Rea Capital Corporation. Mr. Edward P. Rea is Chairman of Rea Capital Corporation.
5 Includes 4,000,000 shares held by Rea Capital Corporation. Mr. Edward P. Rea is Chairman of Rea Capital Corporation.

OTHER MATTERS

     The information contained in this document is to the best knowledge of the Company, and the information contained herein with respect to the directors, executive officers and principal shareholders is based upon information, which these individuals have provided to us.


                                            By Order Of The Board Of Directors,


                                            /s/ Edward P. Rea
                                            -----------------------------------
                                            Edward P. Rea,
                                            Chairman of the Board

Dallas, Texas
December 22, 2003